Exhibit 10.22

BHC INTERIM FUNDING III, L.P.

444 Madison Avenue, 25th Floor

New York, NY 10022

Attention: Gerald H. Houghton, Managing Partner

Facsimile: (212) 753-7730

Dated as of March 31, 2010

Ladies and Gentlemen:

In connection with an audit of the financial statements of Corsair Memory, Inc. (the “Company”) as of December 31, 2009 and for the year then ended, which audit is necessary if the Company is to file a registration statement for an IPO, the Company’s independent auditors have requested that BHC Interim Funding III, L.P., a Delaware limited partnership (the “Holder”), confirm that it is the holder of all of the outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued under the Loan and Security Agreement dated as of June 18, 2009 (the “Loan Agreement”) between the Holder and the Company, at an exercise price of $0.55 per share (subject to adjustment of such exercise price on the terms and subject to the conditions provided in the Warrants) and the Company and the Holder wish to effect certain changes to the terms of the Warrants. Subject to the provisions of Section 5 below, capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Warrants. Accordingly, in consideration of the benefits that will inure to the Holder and the Company if the Company completes an IPO, the Holder hereby confirms that it is the holder of all of the outstanding Warrants and that the exercise price set forth above is correct as of the date hereof and the Company and the Holder hereby agree as follows:

1. The Warrants are hereby amended to provide that the total number of Warrant Shares as of any date shall be equal to the sum of (a) 1,942,827 shares of Common Stock plus (b) the number of Additional Shares (as hereinafter defined) outstanding as of such date. For purposes of clarity, if any Warrants are exercised, then the number of Warrant Shares shall be determined as of the date of such exercise.

As used herein, the term “Additional Shares” means:

(x) as of any date (a “Subject Date”) during the Applicable Period (as hereinafter defined), the number of shares of Common Stock equal to 2% of the total number of shares of Common Stock of all classes issued by the Company (other than shares of Common Stock issued in the IPO) during the period beginning on and including April 1, 2010 through and including such Subject Date, calculated on a fully diluted basis after giving effect to the exercise of all other warrants (other than the Warrants), options and rights to acquire any shares of Common Stock theretofore issued by the Company, and the conversion of any convertible securities theretofore issued by the Company, if any, in each case during the period beginning on and including April 1, 2010 through and including such Subject Date; and

(y) as of any date after the Applicable Period, the number of shares of Common Stock equal to 2% of the total number of shares of Common Stock of all classes issued by the Company (other than shares of Common Stock issued in the IPO) during the Applicable Period, calculated on a fully diluted basis after giving effect to the exercise of all other warrants (other than the Warrants), options and rights to acquire any shares of Common Stock issued by the Company, and the conversion of any convertible securities issued by the Company, if any, in each case during the Applicable Period;

provided that, if any warrant (other than the Warrants), option, right or convertible security that has been included in the calculation of Additional Shares shall be exercised for or converted into Common Stock, then the shares of Common Stock issued upon such exercise or conversion, as the case may be, shall not be included in the calculation of Additional Shares; and provided, further, that if any warrant (other than the Warrants), option, right or convertible security that has been included in the calculation of Additional Shares shall expire, terminate, be forfeited, mature or otherwise cease to be outstanding without having been exercised or converted, as the case may be, then the number of Additional Shares shall be reduced to such number as would have been in effect if such warrant, option, right or convertible security, as the case may be, had never been issued.

As used herein, the term “Applicable Period” means the period beginning on and including April 1, 2010 through and including the earlier of (i) the day immediately prior to the closing date of the IPO (for purposes of clarity, the parties agree that the closing date of the IPO shall be the first closing date and not any subsequent closing date on which the underwriters purchase any shares of Common Stock upon exercise of their overallotment option) and (ii) March 31, 2011.

Subject to the provisions of the penultimate paragraph of this Section 1, if the Company proceeds with the IPO, then, so long as the IPO closes on or prior to March 31, 2011 the Company will permit the Holder to include 971,414 Warrant Shares, or such lesser number of Warrant Shares as the Holder in its sole discretion shall request, in the registration statement for the proposed IPO on such terms as the managing underwriter may reasonably request, and the Company will use its commercially reasonable efforts to arrange for the underwriters in the IPO to include all of such 971,414 Warrant Shares or such lesser number of Warrant Shares as the Holder shall request in its sole discretion to be distributed by such underwriters in the IPO; provided that the Company may in its sole discretion elect to abandon or delay the IPO. In the event of an adjustment in the number of Warrant Shares issuable on exercise of the Warrants pursuant to Section 3 of this Agreement or Article IV of the Warrants, then the 971,414 Warrant Shares referred to in this Section 1, the 750,000 shares referred to in Section 6 hereof and the 971,414 shares referred to in Section 14 hereof shall simultaneously be proportionately adjusted.

The Company agrees that it will use its commercially reasonable efforts to facilitate the offering and sale of shares of Common Stock by the Holder in the IPO pursuant to this letter agreement and, in connection therewith, provide such Records to the Holder as the Holder may reasonably request in connection with its sale of Warrant Shares in the IPO; provided that the Company shall not be required to comply with the foregoing provisions of this sentence if there is a reasonable likelihood, in the judgment of the Company, that the delivery of any such Records could result in the loss of any attorney-client privilege related thereto; and provided, further, that Records which the Company determines, in good faith, to be confidential and which it notifies the Holder are confidential shall not be disclosed by the Holder unless (x) such Records have become generally available to the public or (y) the disclosure of such Records may be necessary or appropriate (A) to comply with any law, rule, regulation or order applicable to the Holder, (B) in response to any subpoena or other legal process or (C) in connection with any litigation to which the Holder is a party (provided that the Company is provided with reasonable notice of such proposed disclosure and a reasonable opportunity to seek a protective order or other appropriate remedy with respect to such Records).

The Holder and the Company agree that the provisions of Sections 5.1 and 5.2 of the Warrants shall not be applicable to the IPO.

Anything herein to the contrary notwithstanding, if the managing underwriter of the IPO informs the Company, the Holder and other selling stockholders (or any attorney-in-fact acting on behalf of such other selling stockholders) of its belief that inclusion in the IPO of all or a specified number of the securities proposed to be offered by the Company, the Holder and the other selling stockholders would interfere with the successful marketing of the securities being distributed by the underwriters and the approximate number of such securities which may be distributed without such effect, the Company may, upon written notice to the Holder and the other selling stockholders (or any attorney-in-fact acting on behalf of such other selling stockholders), reduce pro rata (based on the respective numbers of securities that the Holder and the other selling stockholders would otherwise have been permitted to include in the registration statement for the IPO) the respective numbers of securities of the Holder and the other selling stockholders that are included in such registration statement so that the resultant aggregate number of such securities so included in such registration statement by the Holder and the other selling stockholders, together with the number of securities to be included in the registration for the account of the Company, shall be equal to the number of securities that the managing underwriter has indicated may be distributed without interfering with the successful marketing of the securities being distributed by the underwriters.

The Warrants are hereby further amended to provide that there shall be no adjustment to the number of Warrant Shares pursuant to any of the paragraphs that appear prior to Article I of the Warrants (those being paragraphs (A) through (D)).

2. Subject to and upon fulfillment of the Conditions: (a) Sections 3.1, 3.2, 3.3 and 3.5 of the Warrants shall automatically terminate and shall be of no further force or effect, and (b) the sale of shares of Common Stock by the Company and any of its stockholders in the IPO shall not constitute a Change of Control or otherwise give the holder of the Warrants the right to put the Warrants or the Warrant Shares to the Company.

3. If the Exercise Price is adjusted on any date pursuant to Section 4.2 of the Warrants, then the dollar amount in Section 6 of this letter agreement shall simultaneously be proportionately adjusted and the number of Warrant Shares issuable on exercise of the Warrants as of such date shall be simultaneously adjusted to equal the product obtained by multiplying the number of Warrant Shares issuable on exercise of the Warrants immediately prior to such adjustment of the Exercise Price by a fraction the numerator of which is the Exercise Price immediately prior to such adjustment and the denominator of which is the Exercise Price immediately after such adjustment. For purposes of clarity, the parties hereto agree that such adjustment to the number of Warrant Shares shall only apply to the Warrant Shares issuable on exercise of the Warrants as of the time of such adjustment to the Exercise Price.

4. The Holder agrees that it will not sell, assign, pledge or otherwise transfer any Warrants unless the transferee agrees in writing (delivered to the Company) to be bound by and to comply with this letter agreement to the same extent as if it were named as the Holder herein and shall also enter into a lock-up agreement (delivered to the Company and the managing underwriters of the IPO) in the form referred to in Section 14 hereof.

5. For purposes of this letter agreement, the term IPO shall refer only to clause (i) of the definition of IPO in the Warrants.

6. For purposes of this letter agreement, the term “Conditions” means (i) the closing of the IPO on or before March 31, 2011 at an initial public offering price per share of Common Stock of more than $1.50 per share; and (ii) the sale by the Holder in the IPO of at least 750,000 Warrant Shares or such lesser number of Warrant Shares as the Holder in its sole discretion shall request or to which the Holder in its sole discretion shall consent. For purposes of clarity, the parties agree that, if the IPO closes but the Holder sells less than 750,000 Warrant Shares or such lesser number of Warrant Shares as the Holder in its sole discretion shall request or to which the Holder in its sole discretion shall consent in the IPO, the Conditions will not have been satisfied. If the Conditions are not fulfilled, then (x) the provisions set forth in Section 1 of this letter agreement shall be void and the number of Warrant Shares and the date of determination of Warrant Shares shall remain as originally set forth in the Warrants and (y) the provisions of Sections 1, 2, 3, 4, 9 and 14 of this letter agreement shall automatically terminate.

7. Anything in the Warrants or this Agreement to the contrary notwithstanding and without prejudice to the Holder’s anti-dilution rights contained in Article IV of the Warrants, as of December 31, 2009 and March 31, 2010, the Holder agrees that the total number of Warrant Shares issuable on exercise of the Warrants was 1,942,827.

8. The Company and the Holder agree that the definition of Registrable Securities set forth in the Warrants is hereby amended and restated in full to read as follows:

“Registrable Securities” means any Warrant Shares (whether outstanding or issuable upon exercise of outstanding Warrants) until the date (if any) on which such Warrant Shares shall have been transferred or exchanged and new certificates for them not bearing a legend restricting further transfers shall have been delivered by the Company and subsequent disposition of them by anyone (other than the Company or one of its “affiliates” (as defined in Rule 144 under the Securities Act)) shall not require registration or qualification of them under the Securities Act or any similar state law then in force.

9. The parties hereto further agree that, promptly after the execution of this Agreement, the Company and the Holder will agree upon a form of amended and restated Warrant reflecting the provisions set forth in this letter agreement (which form of Warrant shall be prepared by the Company and shall be reasonably satisfactory to the Company and the Holder), and, promptly after the closing date of the IPO, the Company shall execute and deliver such amended and restated Warrant in exchange for and upon cancellation of the certificates for the outstanding Warrants held by the Holder and the Holder shall simultaneously deliver the certificates evidencing the outstanding Warrants to the Company for cancellation.

10. The parties hereto acknowledge and agree that there can be no assurance if or when the Company’s IPO will be completed or if or when the related registration statement will be filed with the Securities and Exchange Commission or become effective and that if or when those events occur is subject to numerous uncertainties.

11. The Company agrees that it shall pay the Holder’s reasonable costs and expenses of the negotiation and execution of this letter agreement and the Holder’s reasonable Registration Expenses in connection with the IPO, provided that the Company shall not be required to pay aggregate legal fees and expenses of more than $15,000.

12. In addition, at the request of the Company’s independent auditors, the Holder confirms the following terms of the Loan Agreement:

Date of agreement	June 18, 2009

Term Loan funding date	June 18, 2009

Principal amount of Term Loan	$5,000,000

Principal amount of Term Loan outstanding as of December 31, 2009	$5,000,000

Date all loans and other amounts repaid in full	February 2, 2010

13. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. The Holder agrees that, contemporaneously with the execution of this Agreement, it will execute and deliver a lock-up agreement in substantially the form requested by the managing underwriters of the IPO; provided that such lock-up agreement shall state that, if the number of Warrant Shares included in the registration statement for the IPO shall be less than 971,414 shares, then such lock-up agreement shall not apply to the number of Warrant Shares obtained by subtracting the number of Warrant Shares included in such registration statement from 971,414 shares; and provided, further, that if the Holder shall elect to sell or otherwise transfer any Warrant Shares that are not subject to such lock-up agreement during the period when the transfer restrictions set forth in such lock-up agreement are in effect, the Holder will effect such sale or transfer only to or through Barclays Capital Inc. (or, if Barclays Capital Inc. shall for any reason cease to be the stabilization agent for the proposed IPO, through such other book-running manager of the IPO as the Company shall designate, which book-running manager shall be reasonably acceptable to the Holder). In the event that the restrictions imposed by such lock-up agreement are, pursuant to the terms of the lock-up agreement, extended beyond the period ending on the 180th day after the date of the final prospectus relating to the IPO, the Company will promptly notify the Holder of such extension and thereafter will promptly notify the Holder of the termination of any such extension. Such notice shall be given by telephone, e-mail, fax or overnight delivery; provided that any notice given by telephone shall be confirmed by e-mail, fax or overnight delivery within 24 hours after such telephonic notice. Notices shall be given to the Holder at the address or fax number set forth on the first page of this Agreement, Attention David DiPaolo or by e-mail to ddipaolo@brookshoughton.com.

Please evidence your agreement to the terms of this letter agreement and confirmation and acknowledgement of the matters set forth herein by signing this letter in the space provided below.

Very truly yours,

CORSAIR MEMORY, INC.

By:
	Name:	Nicholas Hawkins
	Title:	Chief Financial Officer

Agreed, acknowledged and confirmed as of the date first written above

BHC INTERIM FUNDING III, L.P.

By: BHC Interim Funding Management III, L.P., its General Partner

By: BHC Investors III, L.L.C., its Managing Member

By: GHH Holdings III, L.L.C.

By:
	Name:	Gerald H. Houghton
	Title:	Managing Member